Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Chief Operating Officer &
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS

FIRST QUARTER FISCAL 2008 EARNINGS

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Company Announces Appointment of New Chief Merchandising Officer

Philadelphia, PA, January 24, 2008 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2008 ended December 31, 2007 and announced the appointment of its new Chief Merchandising Officer.

Net loss for the first quarter of fiscal 2008 was $(0.4) million, or $(0.06) per common share (diluted), compared to net income for the first quarter of fiscal 2007 of $1.4 million, or $0.23 per common share (diluted).  Net income before the debt repurchase charge for the first quarter of fiscal 2007 was $2.7 million, or $0.43 per common share (diluted).  There was no debt repurchase charge in the first quarter of fiscal 2008.  The net loss for the first quarter of fiscal 2008 of $(0.06) per share was consistent with the Company’s updated first quarter earnings per share guidance range of a loss of between $(0.04) and $(0.08) per share provided in its January 10, 2008 press release, but was below its previous diluted earnings per share guidance range of between $0.11 and $0.25 per share provided in its November 20, 2007 press release.

Net sales for the first quarter of fiscal 2008 decreased 3.8% to $142.9 million from $148.5 million in the same quarter of the preceding year.  Comparable store sales decreased 4.1% during the first quarter of fiscal 2008 (based on 1,352 locations) versus a comparable store sales decrease of 2.1% during the first quarter of fiscal 2007 (based on 1,454 locations).  For the quarter ended December 31, 2007, the Company opened seven stores, including two new multi-brand stores, which included the Company’s 15th Destination Maternity® superstore, and closed 16 stores, including eight store closings related to multi-brand store openings.  During the quarter, the Company also closed 23 leased department locations within Sears® stores, pursuant to mutual agreement with Sears.  As of December 31, 2007, the Company operates 478 leased departments within Sears stores and, as we disclosed in September 2007, our relationship with Sears will end on June 20, 2008, resulting in the closure of our leased departments within Sears stores.  Adjusted EBITDA was $6.5 million for the first quarter of fiscal 2008, a significant decrease from the $12.0 million of Adjusted EBITDA for the first quarter of fiscal 2007.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

During December 2006, the Company redeemed $25 million principal amount of its then outstanding 11 1/4% Senior Notes at a price of 105.625% of principal amount, plus accrued interest, resulted in a “Loss on extinguishment of debt” of $2.1 million on a pre-tax basis, or $0.21 per share on an after-tax basis.  In April 2007, the Company completed the redemption of the remaining $90 million principal amount of its Senior Notes through a new Term Loan financing, which the Company estimates is resulting in a decrease in annualized pre-tax interest expense of approximately $3.6 million, and an annualized benefit to earnings per share of approximately $0.36 per share.  This decrease in annualized interest expense from the new Term Loan financing began to be recognized in the Company’s fiscal 2007 third quarter.

Mothers Work also today announced that Lisa Hendrickson, the Company’s current Vice President of Design and Acting Senior Vice President of Merchandising, has been promoted to the position of Chief Merchandising Officer.  Ms. Hendrickson has over twenty years of apparel design/merchandising experience and has served as Acting Senior Vice President of Merchandising of the Company since November 2007, and as Vice President of Design of the Company since June 2006.  Ms. Hendrickson previously served as the Design Director of the Company’s Motherhood Maternity® brand from February 1998 to May 2006.  From July 1985 to February 1998, Ms. Hendrickson served in a variety of apparel design positions performing various merchandising activities including creating private label product lines for several leading apparel retailers.

Rebecca Matthias, President and Chief Creative Officer of Mothers Work, noted, “Our sales for the first quarter were significantly weaker than planned, although we did see a significant improvement in our sales trend late in December and continuing into January 2008.  During October 2007 sales of Fall merchandise were significantly hurt by a continued pattern of very unseasonably warm weather throughout most of the United States which had begun in September 2007.  Reports indicated that October 2007 was the 5th warmest October ever recorded in the United States overall, and the warmest October on record for many metropolitan areas in the Northeast and Mid-Atlantic regions of the U.S.  Our sales during the first quarter of fiscal 2008 also continued to reflect an increasingly difficult overall economic and retail environment, as well as continued negative impact from the popularity of certain styles in the non-maternity women’s apparel market which can more readily fit a pregnant woman early in her pregnancy than typical non-maternity fashions.  The weak sales trend we have seen in recent months has also resulted in us taking some increased markdowns to help manage our inventory level, which has resulted in somewhat lower than planned gross margins.  Our gross margins were also hurt due to spreading fixed product overhead costs over a smaller than planned sales volume.

“Looking forward, we continue to feel very good about our product lines, our inventory position and our overall business; however, we recognize that we continue to be faced with a weak overall economic and retail environment and are still seeing some negative impact from the more pregnancy-friendly fit of certain non-maternity fashion trends, such as trapeze and baby-doll dresses and tops, although we expect this fashion trend to diminish as we move into the Spring 2008 selling season.  We continue to focus on developing great maternity product under each of our brands and providing our customer with the very best and most innovative products to address her maternity apparel needs.  An example of this focus is our new patent-pending product, The Secret Fit Belly™, which is made of seamless super stretch fabric that can be utilized in all types of bottoms (such as denim pants, other pants, shorts and skirts) to provide a great, comfortable fit with a seamless look.  We are very excited by the initial sales results of our products using the Secret Fit Belly and we plan to expand our use of this innovative garment feature.  As part of this renewed focus on product, we are thrilled to have Lisa Hendrickson assume the role of Chief Merchandising Officer and believe she is the right person to maintain and improve upon our position as the market leader in the maternity apparel business.  Having been with Mothers Work for the past ten years, Lisa is intimately knowledgeable about our business and the needs of the maternity apparel customer.  For example, Lisa was the driving force behind our new patent-pending Secret Fit Belly™ product.

“As of December 31, 2007, we have 41 two-brand Mimi combo stores, 3 triplex stores, and 15 Destination Maternity® Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened two Destination Maternity

Superstores in fiscal 2007, and are targeting to open an additional six to eight Superstores in fiscal 2008, including one location opened in November 2007 and four additional locations already identified and negotiated.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 50 or more total Destination Maternity Superstores in the United States and to expand the Mimi combo store chain to 70 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships, and we are committed to continuing this important part of our business and seeking ways to profitably expand it over the long term.  We are the exclusive maternity apparel provider to Kohl’s® through a licensed relationship, and have leased department relationships with Macy’s®, Babies “R” Us®, Boscov’s®, Gordmans® and Sears®.  In September 2007, we announced that our relationship with Sears will end in June 2008.  While we are disappointed about the end of our relationship with Sears, we feel the decision not to proceed with a renewal was in the best interest of our stockholders since we were unable to reach terms on a renewal which would be favorable for Mothers Work and our stockholders.  As we have previously stated, we are focused on generating sales that also generate an adequate return on investment and help us to increase shareholder value—we are not interested in generating sales that do not help deliver shareholder value.  We believe that we continue to have the opportunity to profitably increase the sales we generate from our leased department and licensed relationships over time.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  Our continued commitment to this strategy of expanding our leased department and licensed relationships is also demonstrated by our new leased department relationships rolled out during fiscal 2007 with Boscov’s and Gordmans, two regional department store chains.  In addition, although we currently do not have any international sales other than in Canada, we do believe there is a significant opportunity to develop international sales beyond Canada, and we are in the early stages of analyzing and evaluating some of these opportunities.  We anticipate that our initial international strategy would include licensing or similar arrangements with foreign partners.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to expand futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.   Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have entered into relationships with select providers of 529 savings programs, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include online banking, life insurance and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for fiscal 2008, we are optimistic about delivering stronger financial results for the remainder of fiscal 2008 and seeing an improvement in our sales trend.  We expect to see our sales trend improve as we experience more seasonal temperatures compared to a year ago, begin to anniversary weaker sales results from a year ago, and continue to refine our merchandise assortments and our in-store merchandise presentation.  Based on our sales results thus far in January, we expect our comparable store sales for the full month of January to be in the range of down 1% to up 1%.

“For the second quarter of fiscal 2008, we are targeting net sales in the $142.0 million to $146.0 million range, based on assumed comparable store sales of up 1.0% to 3.5% for the quarter.  Based on this targeted net sales, we are targeting second quarter earnings per common share (diluted) of between $0.19 and $0.35 per share, compared to the $0.41 diluted earnings per share for the second quarter of fiscal 2007.

“We are targeting net sales for fiscal 2008 in the $574.0 million to $585.5 million range, representing sales of approximately down 1% to up 1% versus fiscal 2007, based on an assumed comparable store sales increase of between 0.4% and 2.7% for the full fiscal year.  This sales guidance reflects the negative sales impact of the non-renewal of the Sears relationship, which will end in the third quarter of fiscal 2008.

“Our targeted sales for fiscal 2008 reflect our plan to open approximately 25 to 35 new stores during the year, including approximately 8 to 12 new multi-brand stores, and our plan to close approximately 40 to 55 stores, with approximately 15 to 25 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  Excluding the expected closing of 501 Sears locations that we operated on September 30, 2007, we plan to modestly increase our leased department locations with our existing leased department partners.  In addition, we distribute our Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 929 stores in 47 states, compared to 817 stores in 45 states a year ago.

“We project that our gross margin for fiscal 2008 will be approximately 50.8% of net sales, a decrease from our 51.6% gross margin in fiscal 2007.  We expect our operating expenses to decrease somewhat as a percentage of net sales for fiscal 2008 versus fiscal 2007, primarily as a result of reduced impairment charges for write-downs of store fixed assets, some expense leverage from our planned comparable store sales increase and from our multi-brand stores, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are targeting operating income for fiscal 2008 in the $14.5 million to $19.3 million range, compared to our fiscal 2007 operating income of $18.7 million, and we are targeting Adjusted EBITDA in the $34.0 million to $38.8 million range, compared to our fiscal 2007 Adjusted EBITDA of $38.6 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $0.72 and $1.20 per share, compared to our $0.87 diluted earnings per share before debt repurchase charges for fiscal 2007.  This earnings guidance range is lower than our previous guidance range for fiscal

2008 diluted earnings per share of between $1.00 and $1.50 per share provided in our November 20, 2007 press release, primarily due to a decrease in our projected fiscal 2008 gross margin compared to our projection in November 2007.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We are planning our fiscal 2008 capital expenditures to be between $16.0 million and $18.5 million, compared to $15.4 million for fiscal 2007, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and for continued distribution center automation.  We expect our inventory at fiscal 2008 year end to decrease modestly from fiscal 2007 year end, as we continue to tightly plan our inventory levels relative to sales and recognize the impact of the sell-off of the inventory related to the Sears business due to the non-renewal of the Sears relationship.  Based on these targets and plans, we expect to generate strong positive free cash flow during fiscal 2008.  We are very pleased with the reduction of our debt and ongoing interest expense during fiscal 2007.   During fiscal 2007, we reduced the Company’s debt balance by approximately $25 million and completed the redemption of the remaining $90 million principal amount of our Senior Notes through a new, lower interest Term Loan financing. The debt redemptions and refinancing also required cash payments of $6.5 million for the debt redemption premium.  At December 31, 2007, we had no direct borrowings under our credit facility, and we had approximately $58 million of availability under our credit facility.  We have $89.3 million of outstanding Term Loan principal at December 31, 2007, compared to the original $125 million principal amount of our Senior Notes that was outstanding until we began our Senior Note debt repurchases in August 2006.  Although we expect to have modest credit line borrowings from our $65 million credit facility at times during fiscal 2008, reflecting seasonal and other timing variations in cash flow, we did not have any outstanding credit line borrowings at the end of the first quarter of fiscal 2008 and expect to have none at the end of fiscal 2008.  Our average level of borrowings under our credit facility was $4.3 million during the first quarter of fiscal 2008.

“Looking forward to fiscal 2009, we expect to generate higher earnings than fiscal 2008, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2008 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Thursday, February 7, 2008 by calling (800) 337-6572.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2007, Mothers Work operates 1,544 maternity locations, including 772 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, weather, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	First Quarter Ended
	12/31/07	12/31/06
Net sales	$142,876	$148,484
Cost of goods sold	70,914	71,434

Gross profit	71,962	77,050
Selling, general and administrative expenses	70,578	69,548

Operating income	1,384	7,502
Interest expense, net	1,866	3,132
Loss on extinguishment of debt	—	2,093

Income (loss before income taxes)	(482)	2,277
Income tax (benefit) provision	(130)	888

Net income (loss)	$(352)	$1,389

Net income (loss) per share – basic	$(0.06)	$0.24
Average shares outstanding – basic	5,852	5,705
Net income (loss) per share – diluted	$(0.06)	$0.23
Average shares outstanding – diluted	5,852	6,138

Supplemental information:
Net income (loss), as reported	$(352)	$1,389
Add: loss on extinguishment of debt, net of tax	—	1,277
Adjusted net income (loss), before loss on extinguishment of debt	(352)	2,666
Add: stock compensation expense, net of tax	340	287
Adjusted net income (loss), before loss on extinguishment of debt and stock compensation expense	$(12)	$2,953

Adjusted net income (loss) per share – diluted before loss on extinguishment of debt	$(0.06)	$0.43
Adjusted net income (loss) per share – diluted before loss on extinguishment of debt and stock compensation expense	$(0.00)	$0.48

MOTHERS WORK, INC. AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2007	2007	2006
Cash and cash equivalents	$10,787	$10,130	$16,063
Inventories	96,789	100,485	89,486
Property, plant and equipment, net	68,186	68,651	71,344
Line of credit borrowings	—	—	—
Long-term debt	91,377	91,646	92,632
Stockholders’ equity	87,515	88,523	89,603

Supplemental Financial Information

Reconciliation of Operating Income to Adjusted EBITDA(1)

and Operating Income Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	First Quarter Ended
	12/31/07	12/31/06
Operating income	$1,384	$7,502
Add: depreciation and amortization expense	4,002	3,877
Add: loss on impairment of long-lived assets	533	250
Add: loss (gain) on disposal of assets	46	(63)
Add: stock compensation expense	558	471

Adjusted EBITDA	$6,523	$12,037

Net sales	$142,876	$148,484

Operating income margin (operating income as a percentage of net sales)	1.0%	5.1%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	4.6%	8.1%

(1)  Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) loss (gain) on disposal of assets; and (iv) stock compensation expense.

Reconciliation of Net Income (Loss) Per Share – Diluted

to Adjusted Net Income  Per Share – Diluted,

Excluding Loss on Extinguishment of Debt and Stock Compensation Expense

(unaudited)

	Projected for the	Actual for the
	Second Quarter Ending	Second Quarter Ended
	3/31/08	3/31/07
Net income per share - diluted	$0.19 to 0.35	$0.41
Add: per share effect of loss on extinguishment of debt	—	—
Adjusted net income per share - diluted, before loss on extinguishment of debt	0.19 to 0.35	0.41

Add: per share effect of stock compensation expense	0.07	0.05
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$0.26 to 0.42	$0.46

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07
Net income (loss) per share - diluted	$0.72 to 1.20	$(0.07)
Add: per share effect of loss on extinguishment of debt	—	0.94
Adjusted net income per share - diluted, before loss on extinguishment of debt	0.72 to 1.20	0.87

Add: per share effect of stock compensation expense	0.27	0.21
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$0.99 to 1.47	$1.08

Reconciliation of Operating Income to Adjusted EBITDA

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/08	9/30/07
Operating income	$14.5 to 19.3	$18.7
Add: depreciation and amortization expense	15.9	16.4
Add: loss on impairment of long-lived assets and loss on disposal of assets	1.1	1.4
Add: stock compensation expense	2.5	2.1
Adjusted EBITDA	$34.0 to 38.8	$38.6

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